Exhibit 99

News Release

Contact:	Sandi Noah	Paul DeSantis
	Communications	Chet Fox
	(216) 682-7011	Investor Relations
(216) 682-7003

OMNOVA SOLUTIONS ACHIEVES ITS ANTICIPATED RESULTS
IN FOURTH QUARTER 2014

Beachwood, OHIO, January 20, 2015 -

Fourth Quarter 2014 Highlights

•
The Company reported net income of $5.1 million, or $0.11 per diluted share, for the fourth quarter of 2014, compared to net income of $7.9 million, or $0.17 per diluted share, for the fourth quarter of 2013.

•
Consistent with previous guidance, the Company’s Adjusted Income from Continuing Operations was $4.5 million, or $0.10 per diluted share, exceeding the third quarter’s result of $2.2 million or $0.05 per share. Last year’s fourth quarter comparable results were $5.5 million, or $0.12 per diluted share.

•
Engineered Surfaces segment continued its progress in growing earnings and cash contribution, reporting 2014 full year Adjusted Segment Operating Profit of $18.5 million, its strongest performance in over a decade. For the quarter, sales were up 10.2% year-over-year and Adjusted Segment Operating Profit was up 10.0%. Return on sales was 10.7%.

•
Reversing previous trends, the Performance Materials product line (paper, carpet and tire cord) reported sales of $81.1 million, a 6% increase from last year’s fourth quarter sales of $76.5 million, driven by favorable volume of $3.2 million and positive pricing and mix of $1.4 million.

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OMNOVA Add 1

OMNOVA Solutions Inc. (NYSE: OMN) today announced net income of $5.1 million, or $0.11 per diluted share, for the fourth quarter ending November 30, 2014, compared to net income of $7.9 million, or $0.17 per diluted share, for the fourth quarter of 2013. Adjusted Income From Continuing Operations was $4.5 million, or $0.10 per diluted share for the fourth quarter of 2014, compared to fourth quarter 2013 Adjusted Income From Continuing Operations of $5.5 million, or $0.12 per diluted share (See Table B).
“Overall, fourth quarter results were in line with our anticipated performance," said Kevin McMullen, OMNOVA Solutions' Chairman and Chief Executive Officer. "We have taken, and will continue to take, decisive actions to respond to recent market declines in our traditional core businesses, specifically those serving the North American paper and carpet markets. We are focused on stabilizing those businesses and, in turn, driving margin expansion and improved cash generation, while simultaneously accelerating the growth of our specialty businesses. We were encouraged to see volumes and profitability in our traditional core businesses stabilize in the quarter compared to last year. Volumes in our higher margin specialty chemical businesses of oil & gas, specialty coatings, nonwovens and elastomeric modifiers were also favorable. In December, we announced a $0.03 per pound price increase across all latex products sold in North America, to be implemented effective January 1, 2015, or as contracts allow.
“Our Engineered Surfaces segment continued to benefit from the strong progress made on the performance improvement initiatives that we started three years ago. Sales were up 10.2% for the quarter due to the strength of the laminates and performance films product line, which was up 14%, and solid results in the coated fabrics product line, with sales up 4.8%. Engineered Surfaces recorded Adjusted Segment Operating Profit of $6.6 million or 10.7% operating profit margin for the quarter, and $18.5 million or 7.7% for the full year," said McMullen.
“We are pleased that the restructuring actions taken in the Engineered Surfaces segment are driving strong margin expansion and improved cash generation - in fact, in 2014 Engineered Surfaces reported its highest level of profitability on an adjusted basis in over a decade. Over the last three years, we sold the commercial wallcovering business, consolidated capacity by closing the Columbus, Mississippi manufacturing facility, prioritized our target markets, enhanced new product development, entered new adjacent markets and bolstered our management talent. We are encouraged by this performance and expect improvement to continue,” said McMullen.

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“Likewise, we are taking major strategic actions in our Performance Chemicals business under our new President, Anne Noonan, who joined us early in the fourth quarter. We are implementing fundamental changes to address the challenging market dynamics of our traditional core businesses, which primarily result from a structural decline in recent years in the publication paper business and a deep, prolonged cyclical decline in the carpet business. We have been reducing our excess production capacity through aggressive permanent repurposing of certain manufacturing assets. These actions offer the dual benefit of reducing our dependence on our traditional core businesses and supporting growth in our specialty businesses, in a capital efficient way. Most recently, we announced we will cease polymer production at our Akron, Ohio plant by mid-year 2015, an action that we expect will save $4.0 million annually. Including the Akron project, we will have permanently reduced North American SB capacity by 120 million pounds, or 15% of our total capacity. In addition, in the fourth quarter we engaged consultants to work with us to take a comprehensive look at our network of facilities to further optimize our industrial footprint. These actions will better align our manufacturing and technology with the growth opportunities in our specialty businesses, and contribute to expanding margins and improving cash generation from our traditional core businesses. We will provide an update as this work progresses.
“Moving forward, our strategy is clear and focused on delivering long-term shareholder value. That strategy includes four major initiatives:
1) Stabilize the traditional core businesses and drive margin expansion and cash generation,
2) Accelerate profitable growth in specialty businesses such as specialty coatings, oil &
gas chemicals, laminates, nonwovens and elastomeric modifiers,
3) Drive improved return on investment, and
4) Deploy a balanced capital allocation policy.
We believe that both of our business segments have great potential for profitable growth, and we are working tirelessly to deliver on that potential,” concluded McMullen.

Consolidated Results for the Fourth Quarter of Fiscal 2014
Net sales increased $8.6 million, or 3.7%, to $243.0 million for the fourth quarter of 2014, compared to $234.4 million for the fourth quarter of 2013. The sales increase was the result of $8.5 million from increased volume and $2.0 million of increased pricing and mix, partially offset by $1.9 million of unfavorable currency translation effects, primarily from a decline of the Euro. Encouragingly, there were volume increases in Performance Chemicals’ traditional core paper

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and carpet lines of business. In addition, volumes were up in oil & gas chemicals, specialty coatings and nonwovens, and in Engineered Surfaces’ laminates and coated fabrics.
Gross profit in the fourth quarter of 2014 was $48.5 million, or 20.0%, compared to $51.7 million and 22.0% in the fourth quarter of 2013. The decline in gross profit was due primarily to an unfavorable inventory valuation adjustment associated with falling raw material prices, which was partially offset by margin increases. Selling, general and administrative expense (SG&A) in the fourth quarter of 2014 was $28.2 million, or 11.6% of sales, compared to $27.9 million, or 11.9% of sales, in the fourth quarter of 2013, reflecting increased investments in sales and marketing resources for OMNOVA's specialty lines of business to support growth.
Interest expense in the fourth quarter of 2014 was $9.7 million, up $2.1 million from the fourth quarter of 2013. The increase was due to a $2.0 million one-time call premium incurred during the fourth quarter of 2014 to pre-pay $50 million of the Company’s outstanding senior notes, which will result in a savings of $4.0 million in interest expense for 2015.
Income tax benefit was $3.2 million for the fourth quarter of 2014, compared to an expense of $0.7 million in the fourth quarter of 2013. The benefit recorded during the fourth quarter of 2014 was from the reversal of a capital loss carryforward valuation allowance as a result of a change to OMNOVA’s corporate structure in Asia. Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has approximately $115.1 million of U.S. federal net operating loss carryforwards and $113.9 million of state and local tax net operating loss carryforwards with expiration dates between 2021 and 2034.
Net income for the fourth quarter of 2014 was $5.1 million or $0.11 per diluted share. This is compared to net income of $7.9 million or $0.17 per diluted share for the fourth quarter of 2013.
Adjusted Income from Continuing Operations was $4.5 million, or $0.10 per diluted share, for the fourth quarter of 2014, compared to Adjusted Income from Continuing Operations of $5.5 million, or $0.12 per diluted share, in the fourth quarter of 2013 (See Table B).

Performance Chemicals Segment Results
Net sales during the fourth quarter of 2014 increased $2.9 million, or 1.6%, to $181.4 million, compared to $178.5 million in the fourth quarter of 2013. The increase in net sales compared to the prior year is due to increased volume of $2.4 million or 1.3%, driven primarily by carpet, oil & gas, specialty coatings and nonwovens. Pricing and mix were favorable by $1.7 million or 1%, with increases in both the Performance Materials and Specia

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lty Chemicals product lines, despite declining raw material prices. Net sales also were impacted by unfavorable currency translation effects of $1.2 million during the fourth quarter of 2014.
Specialty Chemicals product line sales decreased $1.7 million or 1.7%, to $100.3 million, for the fourth quarter of 2014, compared to $102.0 million for the fourth quarter of 2013, driven primarily by the unfavorable currency translation effects of $1.2 million. Lower volumes of $0.8 million were partially offset by higher pricing and mix of $0.3 million. Certain higher growth product lines, including specialty coatings, oil & gas and nonwovens, generated increased sales volume.
Performance Materials (paper, carpet and tire cord chemicals) product line sales increased $4.6 million, to $81.1 million, for the fourth quarter of 2014, compared to $76.5 million for the fourth quarter of 2013. The increase was due to higher volumes of $3.2 million and higher pricing and mix of $1.4 million. Volumes for the quarter were encouraging, with favorability in all three lines of business compared with last year.
Overall, Performance Chemicals' margins on products sold expanded by $2.5 million in the quarter, marking the first expansion in the past 8 quarters. The prices of styrene and butadiene (SB), two key raw material inputs, continued to fall throughout the quarter, with the year-end values for each at their lowest points of the year. The Company recognized an unfavorable inventory valuation adjustment of $3.8 million as a result of the raw material declines during the fourth quarter. The net impact of expanded margins on products sold was more than offset by the inventory valuation adjustment in the quarter and resulted in a net unfavorable $1.3 million impact on the quarterly operating profit. Unfavorable inventory valuation adjustments will continue as long as raw material prices decline.
Performance Chemicals’ Adjusted Segment Operating Profit was $10.6 million in the fourth quarter of 2014, compared to $13.9 million in the fourth quarter of 2013 (see Table A). Adjusted Segment Operating Profit declined due primarily to the $3.8 million unfavorable inventory valuation adjustment as well as higher freight costs and costs associated with the new expansion of capacity in the Company’s Caojing operation, partially offset by increased margins on products sold during the quarter and the favorable volume effect from increased sales.
The consolidation of emulsion polymer manufacturing from the Company’s Akron, Ohio plant into its Mogadore, Ohio plant was mechanically complete at the end of 2014, with customer qualifications to occur during the first half of 2015. Following completion mid-year 2015, the Akron polymer manufacturing operation will be permanently closed. Simultaneously, the Company has been permanently repurposing certain of its styrene butadiene latex capacity at Mogadore into specialty acrylic manufacturing capabilities to support growth i

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n OMNOVA's specialty businesses. This action will result in a reduction of 80 million pounds of under-utilized styrene butadiene manufacturing capacity in Mogadore, with an estimated annual operating savings of $4.0 million beginning in mid-2015. Combined with prior actions, 120 million pounds of capacity has been permanently repurposed from the Company’s North American SB operations, which is approximately 15% of the total.
During the quarter, the Company introduced a number of new products including a new hydrophilic finishing treatment that imparts softness and superior wicking to nonwoven fabrics for improved fluid management in applications such as disposable hygiene products and medical gowns. OMNOVA also completed development of a new coating latex that provides excellent adhesion to decking, introduced a high performance elastomeric modifier for food contact applications, and launched its new environmentally preferred water-based release coating for film tape which has superior performance to solvent-based coatings. Additionally, the Company is in the final plant qualification phase of a new offering in oil & gas that improves the manufacturing process of premium proppants that are a key component in the hydraulic fracturing market.

Engineered Surfaces Segment Results
Net sales were $61.6 million during the fourth quarter of 2014, an increase of $5.7 million or 10.2%, compared to $55.9 million in the fourth quarter of 2013. Both lines of business increased compared to last year, with Laminates and Performance Films up 14% and Coated Fabrics up 4.8%. Favorable volume drove $6.1 million of the increase while pricing was favorable by $0.3 million and foreign currency translation was unfavorable by $0.7 million.
Laminates and Performance Films product line sales were $37.5 million in the fourth quarter of 2014, an increase of $4.6 million compared to the fourth quarter of 2013. Opening new opportunities for growth, OMNOVA successfully secured business in a new market segment during the quarter for laminates used in food service/restaurant applications, and expanded its position in the RV (recreational vehicles) market with new, high performance surfaces that lower cost and reduce weight, helping improve fuel efficiency. The business also saw solid growth in retail store fixtures and flooring.
Global Coated Fabrics product line sales were $24.1 million in the fourth quarter of 2014, up $1.1 million compared to the fourth quarter of 2013. In the quarter, Coated Fabrics benefitted from a favorable year-over-year comparison, as sales in the 2013 fourth quarter were adversely impacted by a flood in China, partially offset by unfavorable foreign exchange and the Company's decision to exit certain low margin applications. For the full year, Coated

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Fabrics sales were negatively impacted by approximately $7.8 million as a result of the decision to exit those low margin applications.
Adjusted Segment Operating Profit increased to $6.6 million or 10.7% of sales in the fourth quarter of 2014 (See Table A), compared to $6.0 million or 10.7% of sales for the fourth quarter of 2013. Sales, mix and pricing contributed favorably to profitability but were partially offset by higher manufacturing costs and an unfavorable inventory valuation adjustment, which was the result of lower raw material prices.

Outlook
Despite considerable uncertainty in the general economy and OMNOVA’s end markets, for full year 2015 the Company expects its strategic action plan to result in Adjusted Segment Operating Profit growth. The Company expects that headwinds early in the year from unfavorable inventory valuation adjustments related to continuing raw material price reductions and uncertainty in oil and gas demand will be offset over the remainder of the year by continued profit growth in Engineered Surfaces and other specialty lines of business, the benefits from the Akron production plant closure, and modest profitability growth in its traditional core businesses. Additionally, the Company expects approximately $4.0 million of interest expense savings resulting from the November 2014 partial debt retirement. The Company intends to continue its share repurchase program during fiscal 2015, with approximately $18.6 million of the authorized buy-back available as of November 30, 2014. Overall, OMNOVA Solutions is expecting significant growth in Adjusted Diluted Earnings per Share in fiscal 2015.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, January 20, 2015, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, February 10, 2015. A telephone replay will also be available beginning at 1:00 p.m. ET on January 20, 2015, and ending at 11:59 p.m. ET on February 10, 2015. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 347375.

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Non-GAAP and Other Financial Matters

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net Income

	Three Months Ended		Year Ended
	November 30,		November 30,
(Dollars in millions)	2014	2013	2014	2013
Net Sales
Performance Chemicals
Performance Materials	$81.1	$76.5	$316.5	$338.6
Specialty Chemicals	100.3	102.0	430.0	434.4
Total Performance Chemicals	$181.4	$178.5	$746.5	$773.0
Engineered Surfaces
Coated Fabrics	$24.1	$23.0	$98.4	$108.9
Laminates and Performance Films	37.5	32.9	142.7	136.2
Total Engineered Surfaces	61.6	55.9	241.1	245.1
Inter-segment sales	—	—	(.2)	—
Total Net Sales	$243.0	$234.4	$987.4	$1,018.1
Segment Operating Profit
Performance Chemicals	$9.1	$13.2	$46.2	$64.1
Engineered Surfaces	7.0	8.5	19.2	15.6
Interest expense	(9.7)	(7.6)	(32.9)	(31.9)
Corporate expense	(3.7)	(4.7)	(20.0)	(19.8)
Deferred financing fees write-off	(.8)	—	(.8)	(1.5)
Income From Continuing Operations Before Income Taxes	1.9	9.4	11.7	26.5
Income tax benefit (expense)	3.2	(.7)	.4	(6.0)
Income from continuing operations	5.1	8.7	12.1	20.5
Discontinued operations, net of tax	—	(.8)	(.6)	(.9)
Net Income	$5.1	$7.9	$11.5	$19.6
Depreciation and amortization	$8.5	$8.8	$34.8	$33.6
Capital expenditures	$10.2	$11.4	$29.8	$28.9

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations, Adjusted Diluted Earnings Per Share, Net Debt and Adjusted EBITDA which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Presented in Table C is the Company’s Net Leverage Ratio (Net Debt/Adjusted EBITDA) calculation. Adjusted EBITDA is presented as defined in the Company’s Term Loan Credit Agreement and the calculation of Net Debt includes restricted cash and outstanding letters of credit.

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Non-GAAP and Other Financial Matters (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit, (B) Adjusted Income and Diluted Earnings Per Share From Continuing Operations and (C) Net Leverage Ratio Calculation

TABLE A
Adjusted Segment Operating Profit Reconciliation	Three Months Ended		Year Ended
	November 30,		November 30,
(Dollars in millions)	2014	2013	2014	2013
Performance Chemicals' Segment Operating Profit	$9.1	$13.2	$46.2	$64.1
Restructuring and severance	.1	(.1)	.5	2.1
Gain on asset sales	—	—	—	(.3)
Accelerated depreciation on production transfer	.4	.6	2.2	1.0
Intangible asset impairment	—	.2	—	.2
Environmental remediation costs	1.0	—	1.0	—
Total adjustments to Performance Chemicals' segment operating profit	1.5	.7	3.7	3.0
Performance Chemicals' Adjusted Segment Operating Profit	$10.6	$13.9	$49.9	$67.1

Engineered Surfaces' Segment Operating Profit	$7.0	$8.5	$19.2	$15.6
Restructuring and severance	—	.3	.4	3.0
Gain on asset sales	—	(3.5)	—	(5.1)
Asset impairment, facility closure costs and other	—	—	—	2.6
Coated Fabrics manufacturing transition costs	—	(.2)	—	.7
(Gain) Loss on note receivable	(.4)	.9	(1.1)	.9
Total adjustments to Engineered Surfaces' segment operating profit	(.4)	(2.5)	(.7)	2.1
Engineered Surfaces' Adjusted Segment Operating Profit	$6.6	$6.0	$18.5	$17.7
Total Adjusted Segment Operating Profit	$17.2	$19.9	$68.4	$84.8

TABLE B
Adjusted Income from Continuing Operations Reconciliation and Adjusted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	November 30,		November 30,
(Dollars in millions, except per share amounts)	2014	2013	2014	2013
Income From Continuing Operations Before Income Taxes	$1.9	$9.4	$11.7	$26.5
Performance Chemicals' segment operating profit adjustments per Table A	1.5	.7	3.7	3.0
Engineered Surfaces' segment operating profit adjustments per Table A	(.4)	(2.5)	(.7)	2.1
Deferred financing fees written-off	.8	—	.8	1.5
Corporate headquarters relocation costs	.2	.1	.6	.1
Other refinancing costs	2.4	—	2.4	—
Adjusted income from continuing operations before income taxes	6.4	7.7	18.5	33.2
Income tax expense(1)	(1.9)	(2.2)	(5.5)	(10.0)
Adjusted Income From Continuing Operations	$4.5	$5.5	$13.0	$23.2
Adjusted Diluted Earnings Per Share From Adjusted Income From Continuing Operations	$.10	$.12	$.28	$.50

(1)Proforma income tax expense is calculated using an estimated effective tax rate of 30%.

Non-GAAP and Other Financial Matters (Continued)

TABLE C
Net Leverage Ratio Calculation
	Year Ended
	November 30,
(Dollars in millions)	2014	2013
Income from continuing operations	$12.1	$20.5
Interest expense	30.6	29.6
Amortization of deferred financing costs	2.3	2.3
Income tax	(.4)	6.0
Depreciation and amortization	34.8	33.6
EBITDA	$79.4	$92.0
Restructuring and severance	.9	5.0
Asset impairments	—	.2
Non-cash stock compensation	2.7	2.2
(Gain) loss on asset sales	.5	(4.9)
Deferred financing fees write-off	.8	1.5
Other	.9	1.0
Adjusted EBITDA	$85.2	$97.0

	Year Ended
	November 30,
Net Debt Reconciliation	2014	2013
Total debt as defined by Term Loan B agreement	$414.9	$451.7
Less cash	(99.5)	(164.9)
Net Debt	$315.4	$286.8
Adjusted EBITDA	$85.2	$97.0
Net Debt/Adjusted EBITDA	3.70x	2.96x

OMNOVA Add 10

    This press release includes descriptions of OMNOVA’s current business, operations, assets and other matters affecting the Company as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company, including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.
All descriptions of OMNOVA’s current business, operations and assets, as well as all forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. There also may be risks and uncertainties not currently known to the Company. The occurrence of any of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely effect the Company’s business, operations or assets as well as the Company's results and, in some cases, such effect could be material. Certain risk factors facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.
All written and verbal descriptions of OMNOVA’s current business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained and referenced herein.
All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.

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Risks and uncertainties that may adversely impact OMNOVA’s business, operations, assets, or other matters affecting the Company, and which may cause actual results to differ materially from expected results include, among others: economic trends and conditions affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; reduced profitability or losses due to competitor pricing pressure; high degree of customer concentration and potential loss of a significant customer; supplier, customer and/or competitor consolidation; customer credit and bankruptcy risk; failure to successfully develop and commercialize new products; a decrease in regional customer demand due to reduced in-region production or increased import competition; risks associated with international operations including political unrest, fluctuations in exchange rates, and regulatory uncertainty; failure to successfully implement productivity enhancement and cost reduction initiatives; risks associated with chemical handling and manufacturing including chemical exposure, releases and explosions; acts of war, terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; unplanned full or partial suspension of plant operations; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit the Company from using or selling certain products and raw materials; losses from the Company’s strategic alliance, joint venture, acquisition, integration and operational activities; rapid inflation in health care costs; loss of key employees and inability to attract and retain new key employees; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in, and significant contributions required to meet pension plan funding obligations; attacks on and/or failure of the Company’s information systems; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; potential goodwill impairment charges; cost and disruption of activist shareholder activity; higher than expected capital expenditures; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to generate sufficient cash to service that debt, including debt increases as a result of a rise in applicable short-term or long-term borrowing rates.

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For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.
OMNOVA Solutions Inc. is a technology-based company with sales for the twelve month period ending November 30, 2014 of $1.0 billion and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and functional and decorative surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.
Consolidated Statements of Operations
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	November 30,		November 30,
	2014	2013	2014	2013
Net Sales	$243.0	$234.4	$987.4	$1,018.1
Cost of goods sold	194.5	182.7	788.0	805.4
Gross Profit	48.5	51.7	199.4	212.7

Selling, general and administrative	28.2	27.9	120.2	118.1
Depreciation and amortization	8.5	9.2	34.8	33.6
Asset impairment	—	.2	—	.2
Loss (gain) on sale of assets	.1	(3.1)	.5	(4.9)
Restructuring and severance	.1	.3	.9	7.1
Interest expense	9.7	7.6	32.9	31.9
Debt issuance costs write-off	.8	—	.8	1.5
Other Income, net	(.8)	.2	(2.4)	(1.3)
	46.6	42.3	187.7	186.2
Income From Continuing Operations Before Income Taxes	1.9	9.4	11.7	26.5
Income tax (benefit) expense	(3.2)	.7	(.4)	6.0
Income From Continuing Operations	5.1	8.7	12.1	20.5
Discontinued Operations
Loss from discontinued operations, net of tax	—	(.8)	(.6)	(.9)
Net Income	$5.1	$7.9	$11.5	$19.6
Income Per Share - Basic and Diluted
Income per share - continuing operations	$.11	$.19	$.26	$.44
Income per share - discontinued operations	—	(.02)	(.01)	(.02)
Basic and Diluted Income Per Share	$.11	$.17	$.25	$.42
Weighted average shares outstanding - Basic	46.4	46.2	46.3	46.1
Weighted average shares outstanding - Diluted	47.0	46.7	47.1	46.6

OMNOVA SOLUTIONS INC.
Consolidated Balance Sheets
(Dollars in Millions, Except Per Share Data)

	November 30, 2014	November 30, 2013
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$99.5	$164.9
Accounts receivable, net	135.7	123.1
Inventories	92.4	88.1
Prepaid expenses and other	21.0	17.6
Deferred income taxes - current	7.0	8.4
Total Current Assets	355.6	402.1
Property, plant and equipment, net	238.4	226.5
Trademarks and other intangible assets, net	66.4	73.6
Goodwill	85.4	88.9
Deferred income taxes - non-current	68.2	46.9
Deferred financing fees	7.0	9.3
Other assets	7.9	7.4
Total Assets	$828.9	$854.7
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$5.6	$4.6
Accounts payable	94.0	92.1
Accrued payroll and personal property taxes	17.8	20.4
Employee benefit obligations	2.9	2.1
Accrued interest	1.4	1.7
Other current liabilities	1.8	5.8
Total Current Liabilities	123.5	126.7
Senior notes	200.0	250.0
Long-term debt - other	206.4	194.0
Postretirement benefits other than pensions	6.6	6.5
Pension liabilities	110.8	67.2
Deferred income taxes - non-current	21.6	23.3
Other liabilities	9.5	9.0
Total Liabilities	678.4	676.7
Shareholders’ Equity
Common stock - $0.10 par value; 135 million shares authorized; 48.3 million and 47.9 million shares issued at November 30, 2014 and 2013, respectively	4.8	4.8
Additional contributed capital	338.5	334.6
Retained deficit	(56.1)	(67.6)
Treasury stock at cost; 1.0 million and .7 million shares at November 30, 2014 and 2013, respectively	(7.9)	(5.2)
Accumulated other comprehensive loss	(128.8)	(88.6)
Total Shareholders’ Equity	150.5	178.0
Total Liabilities and Shareholders’ Equity	$828.9	$854.7

OMNOVA SOLUTIONS INC.
Consolidated Statements of Cash Flows
(Dollars in Millions)

	Three Months Ended		Year Ended
	November 30,		November 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)	(Audited)
Operating Activities
Net income	$5.1	$7.9	$11.5	$19.6
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (gain) on disposal of fixed assets	—	(3.0)	.5	(4.9)
Depreciation and amortization	8.5	9.2	34.8	33.6
Amortization and write-off of deferred financing fees	1.5	1.1	3.3	2.8
Impairment of long-lived assets	—	.2	—	.2
Proceeds from insurance settlements	—	.8	—	.8
Non-cash stock compensation expense	.6	.5	2.7	2.2
Provision for uncollectible accounts	—	—	.3	—
Provision for obsolete inventories	1.0	(.3)	.2	1.5
Deferred income taxes	(5.1)	3.0	(5.1)	3.9
Other	(.1)	(.5)	—	(.2)
Changes in operating assets and liabilities:
Accounts receivable	2.0	14.8	(12.3)	2.8
Inventories	7.5	(3.8)	(6.6)	5.9
Other current assets	(7.4)	(.4)	(8.1)	(.9)
Current liabilities	(3.3)	(6.7)	—	(10.6)
Other non-current assets	(15.8)	11.0	(17.3)	11.0
Other non-current liabilities	17.3	(7.9)	15.2	(13.0)
Contributions to defined benefit plan	(.1)	—	(4.1)	(8.8)
Discontinued operations	—	—	—	(.1)
Net Cash Provided By Operating Activities	11.7	25.9	15.0	45.8
Investing Activities
Capital expenditures	(10.2)	(11.4)	(29.8)	(28.9)
Proceeds from notes receivable	—	—	2.3	—
Proceeds from insurance settlements	2.4	(.6)	2.4	.2
Proceeds from asset sales	.1	5.0	.1	6.7
Net Cash (Used In) Investing Activities	(7.7)	(7.0)	(25.0)	(22.0)
Financing Activities
Repayment of debt obligations	(50.5)	(.5)	(52.0)	(2.0)
Short-term debt borrowings	7.8	6.4	23.3	34.9
Short-term debt payments	(6.1)	(7.2)	(22.7)	(39.4)
Payments for debt refinancing	—	.6	—	(.6)
Restricted cash	—	—	—	5.5
Purchase of treasury shares	(1.4)	—	(1.4)	—
Cash received from exercise of stock options	—	—	.3	.1
Net Cash (Used In) Financing Activities	(50.2)	(.7)	(52.5)	(1.5)
Effect of exchange rate changes on cash	(1.5)	(3.4)	(2.9)	(.4)
Net (Decrease) Increase In Cash And Cash Equivalents	(47.7)	14.8	(65.4)	21.9
Cash and cash equivalents at beginning of period	147.2	150.1	164.9	143.0
Cash And Cash Equivalents At End Of Period	$99.5	$164.9	$99.5	$164.9